SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED MAY 30, 2006
(TO PROSPECTUS DATED APRIL 25, 2006)

                                  $395,667,541
                                  (APPROXIMATE)

                                INDYMAC MBS, INC.
                                    DEPOSITOR

                           [INDYMAC BANK, F.S.B. LOGO]
                          SPONSOR, SELLER AND SERVICER

                 RESIDENTIAL ASSET SECURITIZATION TRUST 2006-A6
                                 ISSUING ENTITY

                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-F

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     This Supplement amends the prospectus supplement dated May 30, 2006 that has been issued with respect to the Residential Asset Securitization Trust
2006-A6, Mortgage Pass-Through Certificates, Series 2006-F (the "CERTIFICATES"),
as described below.

o    The paragraph containing the term "GROUP 1 PRIORITY AMOUNT" on page S-81 of the prospectus supplement is amended to read as follows:

     The "GROUP 1 PRIORITY AMOUNT" for any Distribution Date will equal the sum of (i) the product of (A) the Scheduled Principal Distribution Amount for loan group 1, (B) the Group 1 Priority Percentage and (C) the Shift Percentage and
(ii) the product of (A) the Unscheduled Principal Distribution Amount for loan group 1, (B) the Group 1 Priority Percentage and (C) the Prepayment Shift
Percentage.

o    The paragraph containing the term "GROUP 1 PRIORITY PERCENTAGE" on page
     S-81 of the prospectus supplement is amended to read as follows:

     "GROUP 1 PRIORITY PERCENTAGE" for any Distribution Date and loan group 1, will equal the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the Class 1-A-4 and Class 1-A-6
Certificates immediately prior to such Distribution Date, and the denominator of which is equal to the aggregate Class Certificate Balance of the group 1 senior certificates (other than the Class PO-1 Component) immediately prior to such
Distribution Date.

o    The paragraph containing the term "GROUP 2 PRIORITY AMOUNT" on page S-82 of the prospectus supplement is amended to read as follows:

     The "GROUP 2 PRIORITY AMOUNT" for any Distribution Date will equal the sum of (i) the product of (A) the Scheduled Principal Distribution Amount for loan group 2, (B) the Group 2 Priority Percentage and (C) the Shift Percentage and
(ii) the product of (A) the Unscheduled Principal Distribution Amount for loan group 2, (B) the Group 2 Priority Percentage and (C) the Prepayment Shift
Percentage.

o    The paragraph containing the term "GROUP 2 PRIORITY PERCENTAGE" on page
     S-82 of the prospectus supplement is amended to read as follows:

     "GROUP 2 PRIORITY PERCENTAGE" for any Distribution Date and loan group 2, will equal the percentage equivalent of a fraction, the numerator of which is the aggregate Class Certificate Balance of the Class 2-A-1 and Class 2-A-10
Certificates immediately prior to such Distribution Date, and the denominator of which is equal to the aggregate Class Certificate Balance of the group 2 senior certificates (other than the Class PO-2 Component) immediately prior to such
Distribution Date.

o    The paragraph containing the term "UNSCHEDULED PRINCIPAL DISTRIBUTION
     AMOUNT" on page S-82 of the prospectus supplement is amended to read as follows:

     The "UNSCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" for any Distribution Date
and either loan group will equal, the Senior Prepayment Percentage of the Non-PO
Percentage of the sum of the amounts described in subclauses (e) and (f) of clause (i) and clause (ii) of the definition of Non-PO Formula Principal Amount for that loan group for that Distribution Date.

o    A new paragraph is added immediately following the paragraph containing the term "UNSCHEDULED PRINCIPAL DISTRIBUTION AMOUNT" on page S-82 of the prospectus supplement and will read as follows:

     "PREPAYMENT SHIFT PERCENTAGE" for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 0%.
Thereafter, the Prepayment Shift Percentage for any Distribution Date occurring on or after the fifth anniversary of the first Distribution Date will be as follows: for any Distribution Date in the first year thereafter, 30%; for any
Distribution Date in the second year thereafter, 40%; for any Distribution Date in the third year thereafter, 60%; for any Distribution Date in the fourth year thereafter, 80%; and for any Distribution Date thereafter, 100%.

o    The paragraph containing the term "SHIFT PERCENTAGE" on page S-82 of the prospectus supplement is amended to read as follows:

     "SHIFT PERCENTAGE" for any Distribution Date occurring during the five years beginning on the first Distribution Date will equal 0%. Thereafter, the
Shift Percentage for any Distribution Date will be 100%.

o    The first line of the table with the column heading "CLASS 1-A-4 AND CLASS
     1-A-6 PERCENTAGE OF THE PREPAYMENT ASSUMPTION" on page S-102 of the prospectus supplement and the first line of the table with the column heading "CLASS 2-A-1 AND CLASS 2-A-10 PERCENTAGE OF THE PREPAYMENT
     ASSUMPTION" on page S-105 of the prospectus supplement are amended to read as follows:

                          ------------------------------------------------------
DISTRIBUTION DATE           0%         50%       100%       125%         150%
-----------------         -----       -----     ------     ------       ------

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                                  [HBSC LOGO]

                                  June 9, 2006